Exhibit 21

SUBSIDIARIES OF ADTRAN, INC.

December 31, 2018

Name of Subsidiary	Country or State of Incorporation

ADTRAN Networks Pty. Ltd	Australia
ADTRAN Networks Comunicações Ltda.	Brazil
ADTRAN Canada, Inc.	Canada
ADTRAN Networks Canada, Inc.	Canada
ADTRAN d.o.o.	Croatia
ADTRAN International, Inc.	Delaware
ADTRAN Networks Worldwide, Inc.	Delaware
ADTRAN Networks, LLC	Delaware
Bluesocket, Inc.	Delaware
ADTRAN Oy	Finland
ADTRAN GmbH	Germany
ADTRAN Networks M.E.P.E.	Greece
ADTRAN Networks Hong Kong Limited	Hong Kong
ADTRAN International, Inc. – Hong Kong Branch	Hong Kong
ADTRAN Networks India Private Limited	India
ADTRAN Holdings Ltd.	Israel
ADTRAN S.R.L.	Italy
ADTRAN K.K.	Japan
ADTRAN Networks Sdn Bhd	Malaysia
ADTRAN Networks S.A. de C.V.	Mexico
ADTRAN Networks & Services, S. de R.L. de C.V.	Mexico
ADTRAN Peru S.R.L.	Peru
ADTRAN Sp. z.o.o.	Poland
ADTRAN, Unipessoal Lda.	Portugal
ADTRAN LLC	Russia
ADTRAN International, Inc. - Saudi Arabia branch	Saudi Arabia
ADTRAN Singapore Pte. Ltd.	Singapore
ADTRAN s.r.o.	Slovakia
ADTRAN Proprietary Ltd.	South Africa
ADTRAN Switzerland GmbH	Switzerland
ADTRAN GmbH (Tunisia Permanent Establishment Branch Office)	Tunisia
ADTRAN SARL	Tunisia
ADTRAN Europe Limited	United Kingdom
SmartRG, Inc.	Delaware